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                                                          harman international

Harman International Industries, Incorporated
8500 Balboa Blvd.  P.O. Box 2200
Northridge, CA  91329
(818) 893-8411

September 1, 1999

Mr. W. S. Palin
The White House
Llandyrnog
Denbighshire  LL16 4LT
WALES

Dear Bill:

I am writing to confirm our agreement on terms of your employment:

1.  Your employment is with Harman International Industries,
Incorporated but for payroll, tax and social security purposes you may be attached to one of the UK subsidiaries, your residence being in the UK.

2.  Your title is Vice President.

3.  You will report to the President of the Company.

4. Your base salary will be 165,000 British Pounds per annum paid monthly in arrears. It will be subject to annual review the first of such to be carried out in September 2000.

5. Your employment will be subject to a notice period mutually applied of 12 months, such notice may not be given prior to June 30, 2001. During your employment and any notice period you agree not to engage in any conduct which is competitive with the Company.

6. You will be entitled to participate in the Company's UK health and life insurance plans at the Company's expense.

7. The Company will provide you with an automobile for both business and your personal use. The Company will bear all running costs. The car provided will be selected by you in line with those driven by other employees of the Company at a similar level to yourself in Europe.

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8.  You will participate in the Company's discretionary bonus scheme.

9. You will be eligible to participate in any General Option Award by the Company.

10. The Company shall contribute annually to your portable pension scheme an amount no less than 10 percent of your base salary payable in January of each calendar year.

11. In addition to public holidays, you will be entitled to 30 business days annual vacation.

12. Your position will involve a considerable amount of travel to various Company locations.

13. The Company will reimburse you for all travel and related expense and for any out-of-pocket expenses reasonably incurred in the performance of your duties (telephone, equipment, stationery, journals, etc.).

14. Travel by rail may be first class, and by air up to business class at your option.

15. Your responsibilities include Internal Audit for all Operations, for which you will report to the President plus providing me with assistance as I may direct in any due diligence or operational matter.

Will you please indicate your understanding of and agreement to the foregoing by signing and returning to me the attached copy of this letter.

Sincerely,

HARMAN INTERNATIONAL
INDUSTRIES, INC.

  /s/ Frank Meredith
Frank Meredith
Vice President

AGREED TO AND ACCEPTED:

By:   /s/ W.S. Palin
       ------------------------
        W. S. Palin

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